Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-83782, No. 333-37782 and No. 333-112352 ) of our report dated March 19, 2004, relating to the consolidated financial statements and schedule of Senetek PLC and Subsidiaries, which appears in this Form 10-K.

/S/ BDO SEIDMAN, LLP
San Francisco, California
March 25, 2004